Exhibit H

REGISTERED GLOBAL SECURITY

CUSIP No. 698299 BV5

ISIN No. US698299BV52

Common Code: 260468006

THIS SECURITY IS A DEFINITIVE REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE FISCAL AGENCY AGREEMENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE REPUBLIC OF PANAMA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE REPUBLIC OF PANAMA

6.853% Global Bonds due 2054

No. [•]	U.S.$[•]

THE REPUBLIC OF PANAMA (herein called the “Issuer” or the “Republic”), for value received, hereby unconditionally promises to pay on March 28 of each year, commencing on March 28, 2052 (each, a “Principal Payment Date”, and March 28, 2054, the “Stated Maturity”) to CEDE & CO., or registered assigns, the principal sum of [•] (the “Principal Amount”) IN UNITED STATES DOLLARS (U.S.$[•]) in three consecutive equal annual installments representing 1/3 (one third) of the Principal Amount; and to pay interest on the Principal Amount outstanding from September 28, 2023, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 28 and September 28 of each year, commencing March 28, 2024 (each an “Interest Payment Date”), at the rate of 6.853% per annum, until the aggregate Principal Amount is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement hereinafter referred to, be paid to the person (the “registered holder”) in whose name this Security is registered at the close of business on March 13 or September 13 (whether or not a business day), as the case may be (each a “Regular Record Date”), next preceding such Interest Payment Date. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the registered holder on such Regular Record Date and may either (i) be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Issuer, notice whereof shall be given to registered holders of Securities of this Series not less than 10 days prior to such special record date, or (ii) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange.

Principal of and any premium on this Security shall be payable against surrender of this Security at the corporate trust office of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Fiscal Agency Agreement. Payment of the principal hereof and of any premium on this Security shall be made against surrender of this Security, and payments of interest and principal on this Security shall be made, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the aforementioned register or, in the case of payments of principal and any premium to such other address as the registered holder may specify upon such surrender; provided, however, that any payments shall be made, in the case of a registered holder of at least U.S.$1,000,000 aggregate principal amount of Securities, by transfer to an account denominated in U.S. dollars maintained by the payee with a bank if such registered holder so elects by giving notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made. The Issuer covenants that until this Security has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the principal of and interest on this Security have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in The City of New York and (so long as the Securities are listed on the Luxembourg Stock Exchange and such Exchange shall so require) in Luxembourg for the payment of the principal of and interest on the Securities as herein provided.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent by manual signature, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: October 4, 2023

REPUBLIC OF PANAMA	REFRENDO: CONTRALORIA GENERAL DE LA REPUBLICA DE PANAMA
By	By
Name:	Name:
Title:	Title:

Executed in:	Executed in:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON
(successor to JPMorgan Chase Bank, N.A.) as Fiscal Agent

By
Name:
Title:

1. This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series in accordance with a Fiscal Agency Agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, by Amendment No. 2 thereto, dated as of February 13, 2015, and by Amendment No. 3, thereto, dated as of October 26, 2016, as the same may be further amended from time to time (herein called the “Fiscal Agency Agreement”), between the Issuer and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as Fiscal Agent (herein called the “Fiscal Agent”, which term includes any successor fiscal agent under the Fiscal Agency Agreement), copies of which Fiscal Agency Agreement are on file and available for inspection at the corporate trust office of the Fiscal Agent in The City of New York. This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to U.S.$1,400,000,000 or its equivalent in another currency or composite currency outstanding at any one time (which amount may be increased at the option of the Issuer if in the future it determines that it may wish to sell additional Securities of this Series, subject to Paragraph 15 below). The Securities are Equal Ranking Securities and Aggregated Collective Action Securities under the Fiscal Agency Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

The Securities are direct, unsubordinated, unconditional and general obligations of the Issuer and will rank without any preference among themselves. The Securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated Public Indebtedness of the Issuer. It is understood that this provision shall not be construed so as to require the Issuer to make payments under the Securities ratably with payments being made under any other Public Indebtedness. Except as provided in the next succeeding paragraph, the Securities shall be unsecured obligations of the Issuer. The full faith and credit of the Republic of Panama is pledged for the due and punctual payment of all the Securities and for the due and timely payment of all obligations of the Issuer in respect thereof.

This Security constitutes a further issuance of, and is consolidated to form a single series with, the U.S.$1,000,000,000 aggregate principal amount of the Issuer’s outstanding 6.853% Global Bonds due 2054 that were previously issued on March 28, 2023.

The Issuer undertakes that so long as any Securities remain outstanding, it shall not create or permit to subsist any Lien (as defined below) upon the whole or any parts of its assets or revenues to secure any Public External Indebtedness (as defined below) upon the whole or any part of its assets or revenues to secure any Public External Indebtedness (as defined below) of the Issuer, unless, at the same time or prior thereto, the Issuer’s obligations under the Securities either (i) are secured equally and ratably therewith, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the Securities (as provided in Paragraph 9 below); provided, however, that the Issuer may create or permit to subsist:

(a) any Lien upon property to secure Public External Indebtedness of the Issuer incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

(b) any Lien existing on such property at the time of its acquisitions to secure Public External Indebtedness of the Issuer and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

(c) any Lien in existence on the date of issue of the Securities, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

(d) any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that (a) the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project, and all proceeds (including, without limitation, any insurance proceeds), products and all additions, substitutions, replacements and accessions of or to any such assets or revenues, as the principal source of repayment of such Public Indebtedness and (b) the property over which such Lien is granted consists solely of such assets and revenues and proceeds;

(e) any Lien on the properties or revenues of the Fondo de Ahorro de Panamá (“FAP”) created by Law No. 38 of 2012 or any Lien on the properties or revenues of the Development Trust Fund assumed by the FAP as successor of the Development Trust Fund, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the FAP from (A) the assets of the Development Trust Fund transferred to the FAP, (B) any contribution from the Panama Canal Authority to the National Treasury that is greater than 3.5% of the nominal GDP of the year in effect, starting with the fiscal year 2015; (C) the proceeds from the sale of any stock in Mixed Companies (as defined below); (D) sums bequeathed or donated to the FAP by any person other than the Republic of Panama or any governmental agency or affiliate thereof, and (E) any earnings on properties or revenues received pursuant to clauses (A) to (D), and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

(f) Liens in addition to those permitted by clauses (a) through (e) above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

For purposes of the Securities:

“Indebtedness” means any payment obligation (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or other similar instruments;

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date that the Fiscal Agency Agreement becomes effective or any time thereafter;

“Mixed Companies” means the following companies or their successors: AES Panamá, S.A.; Bahía Las Minas Corp.; Cable & Wireless Panamá, S.A.; Elektra Noreste, S.A.; Empresa de Distribución Eléctrica Chiriquí, S.A.; Empresa de Distribución Eléctrica Metro-Oeste, S.A.; Enel Fortuna, S.A.; Energía y Servicios de Panamá, S.A.; Panamá Ports Company, S.A. and Petroterminal de Panamá, S.A.;

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of the Republic; and

“Public Indebtedness” means any Indebtedness of, or guaranteed by, the Republic which (i) is publicly offered or privately placed in security markets, (ii) is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof, (iii) is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933, as amended (or any successor law or regulation of similar effect)) and (iv) has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of the Republic to a period in excess of one year.

2. The Securities are issuable in fully registered form. Securities are issuable in authorized denominations of U.S.$200,000 and integral multiple of U.S.$1,000 in excess thereof.

3. The Issuer shall maintain in The City of New York, an office or agency where Securities may be surrendered for registration of transfer or exchange. The Issuer has initially appointed the corporate trust office of the Fiscal Agent as its agent in The City of New York for such purpose and has agreed to cause to be kept at such office a register in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration of Securities and registration of transfers of Securities. In addition, the Issuer has appointed the main offices of The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg as an additional agency (a “Transfer Agent”) where Securities may be surrendered for registration of transfer or exchange. The Issuer reserves the right to vary or terminate the appointment of the Fiscal Agent as security registrar or of any Transfer Agent or to appoint additional or other registrars or Transfer Agents or to approve any change in the office through which any security registrar or any Transfer Agent acts, provided that there will at all times be a security registrar in The City of New York, and (so long as the Securities are listed on the Luxembourg Stock Exchange and such Exchange shall so require) a Transfer Agent in Luxembourg.

The transfer of a Security is registrable on the aforementioned register upon surrender of such Security at the corporate trust office of the Fiscal Agent or any Transfer Agent duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Fiscal Agent duly executed by, the registered holder thereof or his attorney duly authorized in writing. Upon such surrender of this Security for registration of transfer, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities, dated the date of authentication thereof, of any authorized denominations and of a like aggregate principal amount.

At the option of the registered holder upon request confirmed in writing, Securities may be exchanged for Securities of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Securities to be exchanged at the office of any Transfer Agent or at the corporate trust office of the Fiscal Agent. Whenever any Securities are so surrendered for exchange, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, the Securities which the registered holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected upon the Transfer Agent or the Fiscal Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as the Issuer may from time to time agree with the Transfer Agents and the Fiscal Agent.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as the Securities surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than an exchange in connection with a partial redemption of a Security not involving any registration of a transfer.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Fiscal Agent and any agent of the Issuer or the Fiscal Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

4. The Issuer shall pay to the Fiscal Agent at its principal office in The City of New York, not later than 10:00 a.m. (New York City time) on the business day in New York prior to each Interest Payment Date, redemption date or Principal Payment Date of the Securities, in such amounts sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on, and the principal of, the Securities due and payable on such Interest Payment Date, redemption date or Principal Payment Date, as the case may be. The Fiscal Agent shall apply the amounts so paid to it to the payment of such interest and principal in accordance with the terms of the Securities. Any monies paid by the Issuer to the Fiscal Agent for the payment of the principal of or interest on any Securities and remaining unclaimed at the end of two years after such principal or interest shall have become due and payable (whether at maturity, redemption or otherwise) shall then be repaid to the Issuer upon its written request, and upon such repayment all liability of the Fiscal Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of and interest on this Security as the same shall become due.

In any case where the due date for the payment of the principal of or interest on any Security shall be at any place of payment a day on which banking institutions are authorized or obligated by law or executive order to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment, and no interest shall accrue for the period after such date.

5. All payments of principal and interest in respect of the Securities shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by the Republic or any other jurisdiction from which or through which payment is made to the holders of Securities in respect of the Securities or any political subdivision or authority thereof or therein having power to tax (“Taxes”), unless such taxing jurisdiction is compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Issuer shall make such withholding, make payment of the amount so withheld to the appropriate governmental authority and forthwith pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts receivable by each holder of Securities after such withholding or deduction shall equal the payment which would have been receivable by such holder in respect of such Securities in the absence of such withholding or deduction. No such Additional Amounts shall be payable:

(a) in respect of any Security or Coupon held by or on behalf of a holder who is liable for such Taxes by reason of such holder having some connection with the Republic otherwise than merely by the holding of such Security or by the receipt of principal, premium, if any, or interest in respect thereof; or

(b) in respect of any Security held by or on behalf of a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic, or any political subdivision or taxing authority thereof or therein, of such holder or the holder of any interest in such Security or rights in respect thereof, if compliance is required by the Republic, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on the Issuer’s obligations to pay Additional Amounts set forth in this clause (b) shall not apply if such certification, identification, or other reporting requirement would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed under United States tax law, regulation and administrative practice; or

(c) in respect of any Security held by or on behalf of a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s Security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to Additional Amounts in respect of such Taxes on presenting such Security for payment on any date within such 30 calendar days.

The Issuer shall pay all stamp and other duties, if any, which may be imposed by the Republic, the United States or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Fiscal Agency Agreement or the original issuance of this Security.

Except as specifically provided in this Security, the Issuer shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever in this Security there is a reference, in any context, to the payment of the principal of or interest on, or in respect of, any Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of Paragraph 5 and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

6. In the event any of the following shall occur (each an “Event of Default”):

(a) default in any payment of principal of or premium on any Security of this Series and the continuance of such default for a period of 15 calendar days; or

(b) default in any payment of interest on any Security of this Series and the continuance of such default for a period of 30 calendar days; or

(c) default in the performance of any other obligation under the Securities of this Series and the continuance of such default for a period of 60 calendar days after written notice requiring the same to be remedied shall have been given to the Fiscal Agent by the holder of any Security of this Series; or

(d) acceleration of any aggregate principal amount of Public Indebtedness of the Republic in excess of U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) resulting from the failure either to make any payment of principal, premium or interest thereunder when due; or

(e) failure to make any payment in respect of Public Indebtedness of the Republic in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise) (as such date may be extended by any applicable grace period or waiver) and the continuance of such failure for a period of 30 calendar days after written notice requiring the same to be remedied shall have been given to the Fiscal Agent by the holder of any Security of a Series; or

(f) declaration by the Republic of a moratorium with respect to the payment of principal of, or premium or interest on Public External Indebtedness of the Republic which does not expressly exclude the Securities of this Series; or

(g) denial or repudiation by the Republic of its obligations under the Securities of this Series;

then the registered holder of this Security may, at such holder’s option so long as an Event of Default is continuing, declare the principal of and any accrued interest on all Securities of this Series to be immediately due and payable by written notice to the Issuer and the Fiscal Agent at its corporate trust office, and unless all defaults shall have been cured by the Issuer prior to receipt of such written notice, such principal and interest shall become and be immediately due and payable; provided, however, that any notice declaring the Securities of this Series due and payable shall become effective only when the Fiscal Agent has received such notice from the holders of not less than 25% in aggregate principal amount of the Securities of this Series then Outstanding. If any Event of Default shall give rise to a declaration which shall be effective and all Events of Default shall cease to continue following such declaration, then such declaration may be rescinded and annulled by the affirmative vote or written consent of the holders of not less than 50% in aggregate principal amount of the Securities of this Series then Outstanding in accordance with the procedures set forth in Paragraph 9 below.

7. Prior to September 28, 2053 (the “Par Call Date”), the Securities of this Series shall be redeemable, in whole or in part, at the option of the Issuer at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) 100% of the principal amount of the Securities being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points less interest accrued to the date of redemption; plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Securities of this Series shall be redeemable, in whole or in part, at the option of the Issuer at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the date of redemption.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Securities to be redeemed with a copy to the Fiscal Agent; provided, however, if the Fiscal Agent is asked to give such notice, it shall be notified in writing of such request at least five (5) days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Fiscal Agent).

For purposes of the Securities:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period (the “Remaining Life”) from the redemption date to the date that reflects the remaining Weighted Average Life of the Securities (assuming the last amortization payment on the Securities is made on the Par Call Date) (the “WAL Date”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the WAL Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the WAL Date, as applicable. If there is no United States Treasury security maturing on the WAL Date but there are two or more United States Treasury securities with a maturity date equally distant from the WAL Date, one with a maturity date preceding the WAL Date and one with a maturity date following the WAL Date, the Issuer shall select the United States Treasury security with a maturity date preceding the WAL Date. If there are two or more United States Treasury securities maturing on the WAL Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Weighted Average Life” at any date means the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment in respect of the Securities, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such installment payment; by (2) the then outstanding principal amount of the Securities.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In the case of a partial redemption, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Fiscal Agent in its sole discretion deems appropriate and fair. No Securities of a principal amount of $200,000 or less will be redeemed in part. If any Securities is to be redeemed in part only, the notice of redemption that relates to the Securities will state the portion of the principal amount of the Securities to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the holder of the Security upon surrender for cancellation of the original Security. For so long as the Security are held by DTC (or another depositary), the redemption of the Security shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

8. If any mutilated Security is surrendered to the Fiscal Agent, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver in exchange therefor, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

If there be delivered to the Issuer and the Fiscal Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of each of them harmless, then, in the absence of notice to the Issuer or the Fiscal Agent that such Security has been acquired by a bona fide purchaser, the Issuer shall execute, and upon its request the Fiscal Agent shall authenticate and deliver in lieu of any such destroyed, lost or stolen Security a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Upon the issuance of any new Security under this Paragraph 8, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and the expenses of the Fiscal Agent) connected therewith.

Every new Security issued pursuant to this Paragraph 8 in lieu of any destroyed, lost or stolen Security, shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone.

Any new Security delivered pursuant to this Paragraph 8 shall be so dated that neither gain nor loss in interest shall result from such exchange.

The provisions of this Paragraph 8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

9. The Issuer and the Fiscal Agent, may without the consent of any holder of the Securities, agree to a Modification of the Securities of this Series or to the Fiscal Agency Agreement as it relates to the Securities of this Series for the purpose of: (A) adding to the covenants of the Issuer for the benefit of the holders of the Securities of this Series, (B) surrendering any right or power conferred upon the Issuer, (C) securing the Securities of this Series pursuant to the requirements of the Securities of this Series or otherwise, (D) curing any ambiguity, or curing, correcting or supplementing any defective provision hereof or (E) amending the Fiscal Agency Agreement or the Securities of this Series in any manner which the Issuer and the Fiscal Agent may determine and which shall not adversely affect the interest of any holder of Securities of this Series in any material respect (each such modification, a “Technical Modification”). Any such Technical Modification shall be binding on all holders of the Securities of this Series, and unless the Fiscal Agent otherwise requires, the Issuer shall provide notice of any such Technical Modification to the Fiscal Agent for onward distribution to such holders of the Securities of this Series as soon as practicable thereafter.

Modifications proposed by the Issuer to the terms and conditions of the Securities of this Series, or to the Fiscal Agency Agreement insofar as they affect only the Securities of this Series, that are not Reserve Matter Modifications or Technical Modifications, may be approved by holders of the Securities of this Series (by vote at a meeting of the holders of Securities of this Series or by a written consent of such holders of Securities of this Series), and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote (if approved at a meeting of the holders of the Securities of this Series) or consent (if approved by a written action) of holders of more than 50% of the aggregate principal amount of the Outstanding Securities of this Series.

Reserve Matter Modifications proposed by the Issuer may be approved by holders of Securities of this Series (by vote at a meeting of the holders of the Securities of this Series or by a written consent of such holders) in one of three ways (each, a “Modification Method”): (A) by the holders of the Aggregated Collective Action Securities of each Series subject to the proposed Modification (a “Single Series Reserve Matter Modification”), (B) for proposed Cross-Series Modifications (as defined below) that are Uniformly Applicable (as defined below), by the holders of two or more Series of Aggregated Collective Action Securities whose votes or written consents will be aggregated for the purpose of determining whether the approval threshold has been met (a “Cross-Series Modification with Single Aggregated Voting”), and (C) for proposed Cross-Series Modifications that are not Uniformly Applicable, by the holders of two or more Series of Aggregated Collective Action Securities whose votes or written consents (x) taken together, must meet an aggregated approval threshold and (y) taken separately for each Series of Securities covered by that proposed Cross-Series Modification, must meet a separate approval threshold (a “Cross-Series Modification with Two Tier Voting”). The Issuer shall have the discretion to select a Modification Method for a proposed Reserve Matter Modification and to designate which Series of Aggregated Collective Action Securities will be included in the aggregated voting for a proposed Cross-Series Modification; provided, however, that once the Issuer selects a Modification Method and designates the Series of Aggregated Collective Action Securities that will be subject to a proposed Cross-Series Modification, those elections will be final for purposes of that vote or consent solicitation. The Issuer may simultaneously propose two or more Cross-Series Modifications, each affecting different Series of Aggregated Collective Action Securities, or one or more Cross-Series Modifications together with one or more Single Series Modifications.

Modifications may also be approved by holders of the Securities of this Series pursuant to a written action consented to by holders of the requisite percentage of Securities of this Series. If a proposed Modification is to be approved by a written action, the Issuer shall provide the consent solicitation to the Fiscal Agent for onward distribution to the relevant holders of the Securities to the proposed Modification not less than 10, nor more than 30, days prior to the expiration date for the receipt of such consents specified by the Issuer. If the consent solicitation relates to a proposal for a Cross-Series Modification, the solicitation shall include an indication of (x) which Series of Securities will be aggregated for purposes of consenting to that proposal and (y) the Modification Method chosen by the Issuer for the consent regarding that proposal. For consent solicitations relating to Reserve Matter Modifications, the solicitation shall also include any information required to be provided by the Issuer pursuant to Section 11(f)(i)(h) and Section 11(f)(iv) of the Fiscal Agency Agreement.

Any Modification constituting or including a Reserve Matter Modification to the terms and conditions of the Securities of this Series, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series, may be made, and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Securities of this Series.

Any Cross-Series Modification constituting or including a Reserve Matter Modification that is Uniformly Applicable to the terms and conditions of the Securities of this Series and one or more Series of Aggregated Collective Action Securities, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series and one or more Series of Aggregated Collective Action Securities, may be made, and future compliance therewith may be waived, with the written consent of the Issuer and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Series of Aggregated Collective Action Securities affected by the proposed Modification (taken in the aggregate).

Any Cross-Series Modification constituting or including a Reserve Matter Modification to the terms and conditions of the Securities of this Series and one or more Series of Aggregated Collective Action Securities may be made, and future compliance therewith may be waived, with the written consent of the Issuer and: (A) the affirmative vote or consent of holders of more than 66 2/3% of the aggregate principal amount of the Outstanding Securities of all the Series of Aggregated Collective Action Securities affected by that proposed Modification (taken in the aggregate), and (B) the affirmative vote or consent of holders of more than 50% of the aggregate principal amount of the Outstanding Aggregated Collective Action Securities of each Series affected by that proposed Modification (taken individually).

It is understood that a Cross-Series Modification constituting or including a Reserve Matter Modification to the terms and conditions of the affected Securities that is not Uniformly Applicable must be effected pursuant to the paragraph immediately preceding this paragraph; a Cross-Series Modification that is Uniformly Applicable may be effected pursuant to the paragraph immediately preceding the preceding paragraph or to the immediately preceding paragraph, at the Issuer’s option.

For purposes of Securities of this Series the following terms have the definitions as follows:

“Aggregated Collective Action Securities” means any debt securities of any Series issued after February 13, 2015 that are in their terms explicitly stated to be “Aggregated Collective Action Securities”.

“Cross-Series Modification” means a Modification constituting a Reserve Matter affecting two or more Series of Aggregated Collective Action Securities.

“Modification” means any modification, amendment, supplement or waiver affecting one or more Series of Aggregated Collective Action Securities, including those effected by way of exchange or conversion.

“Outstanding” for purposes of the Fiscal Agency Agreement and the Securities of any Series, any Security of such Series authenticated and delivered pursuant to the Fiscal Agency Agreement shall, as of any date of determination, be deemed to be Outstanding, except: (A) Securities theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation and not reissued; (B) Securities which have been called for redemption in accordance with their terms or which have become due and payable at maturity or otherwise and with respect to which monies sufficient to pay the principal thereof (and premium, if any) and any interest thereon shall have been paid or duly provided for; or (C) Securities of a Series in lieu of or in substitution for which other Securities of such Series shall have been authenticated and delivered pursuant to the Fiscal Agency Agreement; provided, however, that in determining whether the holders of the requisite principal amount of Outstanding Securities of a Series have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement hereunder, (i) the principal amount of a Security which by its terms provides for an amount other than the stated face amount to be due and payable upon a declaration of acceleration of the maturity thereof or at the stated maturity (a “Variable Principal Security”) that shall be deemed to be Outstanding shall be either (A) the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof or (B) such other amount not in excess of the stated face amount, as may be specified in such Security, (ii) the principal amount of a Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount (or, in the case of a Variable Principal Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined on the date provided in (i) above) of such Security, and (iii) Securities of such Series owned, directly or indirectly, by the Issuer or Public Sector Instrumentalities thereof shall be disregarded and deemed not to be Outstanding, except that in determining whether the Fiscal Agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement, only Securities that a Responsible Officer of the Fiscal Agent knows to be so owned shall be so disregarded.

“Public Sector Instrumentality” means any department, ministry or agency of the national government of the Issuer or any corporation, trust, financial institution or other entity owned or controlled by the national government of the Issuer, any political subdivision of the Issuer or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

“Reserve Matter” means any Modification to the terms and conditions of the Securities of this Series or Series of Aggregated Collective Action Securities, or to the Fiscal Agency Agreement insofar as it affects the Securities of this Series or Series of Aggregated Collective Action Securities, that would: (A) change the due date for the payment of the principal of (or premium, if any) or any installment of interest of the Securities of this Series or Series of Aggregated Collective Action Securities, (B) reduce the principal amount of the Securities of this Series or Series of Aggregated Collective Action Securities, the portion of such principal amount that is payable upon acceleration of the maturity of the Securities of this Series or Series of Aggregated Collective Action Securities, the interest rate thereon or the premium payable upon redemption thereof (C) change the coin or currency in which payment with respect to interest, premium or principal in respect of Securities of this Series or Series of Aggregated Collective Action Securities is payable or the place or places in which any such payment is required to be made, (D) shorten the period during which the Issuer is not permitted to redeem the Securities of this Series or Series of Aggregated Collective Action Securities, or permit the Issuer to redeem the Securities of this Series or Series of Aggregated Collective Action Securities, if prior to such action, the Issuer is not permitted to do so, (E) reduce the proportion of the principal amount of the Securities of this Series or Series of Aggregated Collective Action Securities, the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Securities of this Series or Series of Aggregated Collective Action Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, (F) change the obligation of the Issuer to pay additional amounts, if any, pursuant to the Securities of this Series or Series of Aggregated Collective Action Securities, (G) change the governing law provisions of the Securities of this Series or Series of Aggregated Collective Action Securities, (H) change the Issuer’s appointment of an agent for the service of process, the Issuer’s agreement not to raise certain defenses with respect to its sovereign immunity or the Issuer’s agreement to submit to jurisdiction in respect of disputes relating to or arising under the Fiscal Agency Agreement or the Securities of this Series or Series of Aggregated Collective Action Securities, each as set forth in Section 14 of the Fiscal Agency Agreement and in the Securities of this Series or Series of Aggregated Collective Action Securities, (I) except as contemplated in clause (C) of the definition of Technical Modifications, change the ranking of the Securities of this Series or Series of Aggregated Collective Action Securities as set forth in the terms of the Securities of this Series or Series of Aggregated Collective Action Securities, (J) change the definition of “Uniformly Applicable”, “Reserve Matter”, “Reserve Matter Modification” or “Outstanding”, (K) change the method used to calculate any amount payable on the Securities of this Series or Series of Aggregated Collective Action Securities (other than in accordance with the express terms of the Securities of this Series or Series of Aggregated Collective Action Securities and this Fiscal Agency Agreement), or (L) change the identity of the obligor under the Securities of this Series or Series of Aggregated Collective Action Securities.

“Reserve Matter Modification” is any Modification to a Reserve Matter.

“Uniformly Applicable”, in the context of a proposed Cross-Series Modification, means a Modification by which holders of Securities of all Series affected by that Modification are invited to exchange, convert or substitute their Securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification electing the same option under such menu of instruments).

10. No reference herein to the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

11. If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert a sum due hereunder to the holder of this Security in one currency into another currency (the “judgment currency”), the Issuer and each such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures such holder could purchase the first currency with such judgment currency in the city which is the principal financial center of the country of issue of the first currency on the date two business days preceding the day on which final judgment is rendered.

The obligation of the Issuer in respect of any sum payable by it to the holder of this Security shall, notwithstanding any judgment in a judgment currency other than that in which such sum is denominated in accordance with the applicable provisions herein (the “security currency”), be discharged only to the extent that on the business day following receipt by such holder of any sum adjudged to be so due in the judgment currency, such holder may in accordance with normal banking procedures purchase the security currency with the judgment currency. If the amount of the security currency so purchased is less than the sum originally due to the holder of this Security in the security currency, the Issuer agrees, as a separate and independent obligation and notwithstanding any such judgment, to indemnify such holder against such loss, and if the amount of the security currency so purchased exceeds the sum originally due to such holder, such holder agrees to remit to the Issuer such excess, provided that such holder shall have no obligation to remit any such excess as long as the Issuer shall have failed to pay such holder any obligations due and payable under this Security, in which case such excess may be applied to such obligations of the Issuer hereunder in accordance with the terms hereof.

12. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO THOSE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT AUTHORIZATION AND EXECUTION OF THIS SECURITY BY THE ISSUER SHALL BE GOVERNED BY THE LAWS OF THE REPUBLIC OF PANAMA.

13. The Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in The City of New York and any court of competent jurisdiction sitting in the Republic of Panama, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to the Fiscal Agency Agreement and any Security (a “Related Proceeding”) and the Issuer hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or federal court or any court of competent jurisdiction sitting in the Republic of Panama. The Issuer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile. The Issuer hereby agrees that a final judgment in any Related Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

The Issuer hereby appoints and agrees to maintain the person for the time being and from time to time acting as or discharging the function of Consul General of the Republic of Panama in The City of New York (the “Process Agent”), with an office on the date hereof at 244 W 54th Street, Suite 701, New York, New York, 10019, United States, as its agent to receive on behalf of the Issuer and its property service of copies of the summons and complaint and any other process which may be served in any Related Proceeding in such New York State or federal court sitting in The City of New York. The Issuer hereby agrees that such service may be made by U.S. registered mail or by delivering by hand a copy of such process to the Issuer in care of the Process Agent at the address specified above for the Process Agent (and the Issuer hereby agrees that such service will be effective upon the mailing or delivery by hand of such process to the Office of the Process Agent), and the Issuer hereby authorizes and directs the Process Agent to accept on its behalf such service. The Issuer hereby agrees that failure of the Process Agent to give notice to the Issuer, or failure of the Issuer to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Issuer. The Issuer hereby irrevocably consents to the service of any and all process in any Related Proceeding in a New York State or federal court sitting in The City of New York by sending by U.S. registered mail copies of such process to the Issuer at the Ministry of Economy and Finance (and the Issuer

hereby agrees that such service will be effective seven days after mailing thereof). The Issuer hereby covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent in full force and effect, and to cause the Process Agent to continue to act as such. In addition, the Issuer hereby agrees that no documents or agreements to which it is a party or to which it or its property is subject will affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any suit, action or proceeding against any other party or its property in the courts of any other jurisdiction.

To the extent that the Issuer has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably agrees not to claim and will irrevocably waive such immunity in respect of any Related Proceeding, and, without limiting the generality of the foregoing, the Issuer hereby agrees that such waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of the Issuer located in the Republic through the courts of the Republic, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650(#14) and 1939 of the Judicial Code of the Republic of Panama.

Notwithstanding the foregoing, the Issuer does not consent to service of process or waive sovereign immunity with respect to actions brought against it under United States federal securities laws or any securities laws of any states of the United States, and the Issuer’s appointment of the Process Agent hereunder does not extend to such actions.

14. To the extent permitted by law, all claims against the Issuer for payment of principal of or premium if any, or interest on, or in respect of, the Securities (including Additional Amounts) shall be prescribed unless made within five years from the date on which such payment first became due.

15. The Issuer may, from time to time, without the consent of the holders of any Security of this Series, create and issue additional Securities having terms and conditions the same as the Securities of this Series, or the same except for the amount of the first payment of interest, which additional Securities may be consolidated and form a single series with the outstanding Securities of this Series; provided that such additional Securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such Securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the Securities of this Series have as of the date of the issue of such additional Securities.

16. All notices to the holders of definitive Securities of this Series will be given by publishing such notices in a leading newspaper having general circulation in London and New York. All notices to the holders while the Securities of this Series are in book-entry form, will be sent to depositary or its nominee, as a holder thereof, and the depositary will communicate such notices to its participants in accordance with its standard rules. In addition, if and so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, notices to holders of the Securities will be published in a leading newspaper with general circulation in Luxembourg or by publication on the website of the Luxembourg Stock Exchange at http://www.bourse.iu. Notice will be considered given on the date of its first publication.

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